EXHIBIT 99.1

October 22, 2024

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Maintaining the FHLBanks’ Critical Role

On September 25, in a blog post titled Futureproofing the Federal Home Loan Bank System, Federal Housing Finance Agency leadership highlighted the FHFA’s focus on implementing recommendations from its FHLBank System at 100: Focusing on the Future report, which it released in November 2023. In the post, the FHFA indicated its plans to “issue a series of proposed rulemakings and guidance to the FHLBanks with the objective of clarifying the System’ mission, membership requirements and corporate governance.” The following week, our regulator issued a pair of such items: an Advisory Bulletin on credit risk management and a proposed rulemaking on unsecured credit limits.

The Advisory Bulletin, which details “expectations for evaluating and assessing a member’s creditworthiness when providing liquidity”, will look familiar to our members, given the updates we have made to our Credit Risk Management Framework to better align it with the current regulatory environment and recommendations communicated in the FHLBank System at 100: Focusing on the Future report and through periodic discussions with our regulator. Should any of our members wish to discuss the potential impact of the Advisory Bulletin and/or proposed rulemaking, please contact your Relationship Manager for more information.

In its September blog post, the FHFA states what we know to be true: that “local financial institutions have the knowledge and relationships to most effectively serve their communities, and often rely on their FHLBank as a key partner in this work.” The regulator also notes its continued dedication “to enhancing the FHLBanks’ ability to deliver stable, reliable, and sustainable liquidity to System members supporting housing and community development.” The FHFA has stated that, as it implements the actions recommended in the FHLBank System at 100 report, it will continue to rely on input from stakeholders – and certain stakeholders have raised initial concerns with some of these recommendations. It is critical that the Federal Home Loan Banks remain stable providers of on-demand liquidity to our members to help facilitate the extension of credit to households, communities and small businesses throughout the nation.

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A Nationwide Network

On October 17, the FHFA released its 2023 FHLBank Targeted Mission Activities Report, which highlights the Federal Home Loan Bank System’s efforts to support affordable housing and community development throughout last year. These efforts, which are supported directly from our ability to execute on our liquidity mission, include statutorily mandated programs such as the Affordable Housing Program and Community Investment Program, as well as the numerous voluntary programs the individual Federal Home Loan Banks have created over the years to focus on meeting the needs of communities across their District. The Report found that the Federal Home Loan Banks “assisted close to 65,000 low- or moderate-income households and supported more than 400 targeted economic development projects in 2023 through grants and advances.”

Last year, the Federal Home Loan Banks voluntarily agreed to contribute 15 percent of the prior year’s net earnings to affordable housing and community development initiatives – a 50 percent increase from the 10 percent as required by statute. In total, the Home Loan Banks provided $581 million through the Affordable Housing Program and voluntary contributions in 2023, representing more than 16 percent of the prior year’s income. Through the first 10 months of 2024, the FHLBNY has made $135 million in affordable housing and community support available through multiple programs – part of the $1 billion in such support the Federal Home Loan Bank System as a whole anticipates providing this year.

All of these efforts, from the Affordable Housing Program grants to those voluntary programs specific to each FHLBank District, are done in partnership with our members – the local lenders who are active supporters of the communities we all serve. As ever, we are grateful for your continued partnership as we work together on these vital efforts.

Partnerships That Provide Broad Community Support

In a press release announcing the 2023 FHLBank Targeted Mission Activities Report, FHFA Director Sandra L. Thompson stated that she is “encouraged to see the Federal Home Loan Banks pursue creative and innovative approaches to addressing local housing needs through the voluntary programs they undertake in addition to meeting their obligations under the Affordable Housing Program.”

These creative and innovative approaches include our Small Business Recovery Grant Program and 0% Development Advance (“ZDA”) Program. In July, we launched the 2024 Round of the Small Business Recovery Grant Program, making $5 million in grant funding available to members to provide to small businesses and non-profits across our region. And earlier this year, we made $10 million in ZDA Program funds available in the form of interest rate credits for members to assist in originating loans or purchasing loans and investments that meet the criteria of our Business Development Advance, Climate Development Advance, Infrastructure Advance or Tribal Development Advance products. This month, we are pleased to report that both rounds were fully subscribed, with all funding flowing into communities across the District through our members. We also announced, due to this significant member response, that we have made an additional $5 million in ZDA Program funds available. These offerings are part of the $135 million in affordable housing and community support the FHLBNY has made available through the first ten months of the year, including a record level of funding for the Affordable Housing Program grants we will announce later this year.

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2024 FHLBNY Board Election Update

Our Board is key to our community focus. In the coming weeks, ballots for the 2024 Federal Home Loan Bank of New York Director Election will be sent electronically to eligible FHLBNY members. Our members’ vote is very important, so we ask that you take the time to review the package and promptly return your ballot to the FHLBNY once the materials are distributed.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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